                                                                 EXHIBIT 11.1

                          ULTRAK, INC. AND SUBSIDIARIES
                         COMPUTATION OF PER SHARE INCOME
             FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997
                                   (Unaudited)


                                                          Three Months    Nine Months
                                                          ------------    ------------
Computation of Income per Share-Primary:

Net income                                                $  2,016,607       4,927,483

Less: Dividend requirements on preferred
  stock                                                        (29,302)        (87,908)
                                                          ------------    ------------

Net income allocable to common stockholders               $  1,987,305       4,839,575
                                                          ============    ============

Weighted average number of common shares
  outstanding during the period                             14,067,903      14,046,903

Net effect of dilutive stock options and
warrants based on the treasury method using
average market price                                           394,680         451,034
                                                          ------------    ------------

Shares used for computation                                 14,462,583      14,497,937
                                                          ============    ============


Income per share primary                                  $        .14    $        .33
                                                          ============    ============

Computation of Income per Share-Assuming Full Dilution:

Net income                                                $  2,016,607       4,927,483

Less: Dividend requirements on preferred stock                    --              --
                                                          ------------    ------------

Net income allocable to common stockholders               $  2,016,607       4,927,483
                                                          ============    ============

Weighted average number of common shares
  outstanding during the period                             14,067,903      14,046,903

Net effect of dilutive stock options and
warrants based on the treasury method using
the greater of average or ending price                         445,570         467,997

Net effect of preferred stock conversion                       406,981         406,981
                                                          ------------    ------------

Shares used for computation                                 14,920,454      14,921,881
                                                          ============    ============

Income per share-assuming full dilution                   $        .14    $        .33
                                                          ============    ============




                                       14